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                                                                     EXHIBIT 5.1

                                December 3, 1997

Tenneco Inc.
1275 King Street
Greenwich, CT 06831

     Re:  1996 Tenneco Inc. Stock Ownership Plan
          Tenneco Inc. Board of Directors Restricted Stock Program, and Tenneco Inc. Board of Directors Restricted Stock and Restricted Unit Program

Ladies and Gentlemen:

     As General Counsel of Tenneco Inc., a Delaware corporation (the Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), on or about the date of this letter to register 33,796 shares of common stock, par value $.01 per share, including the associated preferred share purchase rights (the "Shares") of the Company which may from time to time be offered or sold by the Company in connection with the 1996 Tenneco Inc. Stock Ownership Plan, giving effect to the merger of the Tenneco Inc. Board of Directors Restricted Stock Program and the Tenneco Inc. Board of Directors Restricted Stock and Restricted Unit Program with and into such Stock Ownership Plan (the "Plan").

     I am familiar with the Registration Statement and the exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action, certificates and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. In all such examinations I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted to me as originals. I have also assumed the conformity of originals of all documents submitted to me as copies.

     Based upon and subject to the foregoing, I am of the opinion that the Shares that will be originally issued under the Plan have been duly authorized and, when issued pursuant to and in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     I hereby consent to the use of my name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ THEODORE R. TETZLAFF